The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated November 20, 2018

November 2018 Registration Statement No. 333-212571 Pricing Supplement dated November , 2018 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Outperformance Jump Securities Based on the Performance of the S&P 500® Value Index Relative to the S&P 500® Growth Index due December 11, 2019

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee any return of principal at maturity. Instead, if the underlier return of the S&P 500® Value Index (the “SVX return”) is greater than or equal to the underlier return of the S&P 500® Growth Index (the “SGX return”), at maturity investors will receive the stated principal amount plus a positive return equal to the fixed percentage, which will be determined on the pricing date and will be at least 13.00%. However, if the SVX return is less than the SGX return, at maturity investors will lose an amount proportionate to the amount by which the SVX return is less than the SGX return. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The securities are for investors who seek an equity index-based return that reflects the relative, not the absolute, performance of the S&P 500® Value Index (which is intended to track a “value” investment strategy on U.S. equities) and the S&P 500® Growth Index (which is intended to track a “growth” investment strategy on U.S. equities) and who are willing and able to risk their principal and forgo current income in exchange for the opportunity to receive a return equal to the fixed percentage if the SVX return is greater than or equal to the SGX return. Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of either underlier, which may be significant. Investors may lose their entire initial investment in the securities if the SVX return is less than the SGX return, including in cases where both underliers appreciate or both underliers depreciate over the term of the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference assets*:	S&P 500® Value Index (Bloomberg ticker symbol “SVX<Index>”) (the “SVX Index”) and S&P 500® Growth Index (Bloomberg ticker symbol “SGX<Index>”) (the “SGX Index”) (each an “underlier” and together the “underliers”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date†:	November 30, 2018
Original issue date†:	December 5, 2018
Valuation date†:	December 6, 2019
Maturity date†:	December 11, 2019
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•          If the SVX return is greater than or equal to the SGX return:

$10 + ($10 × fixed percentage)

•          If the SVX return is less than the SGX return

$10 × (1 + relative return)

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and could be zero. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Fixed percentage:	At least 13.00%. The actual fixed percentage will be determined on the pricing date.
Relative return:	SVX return – SGX return, provided that the relative return will not be less than -100%
SVX return:	The underlier return of the SVX Index
SGX return:	The underlier return of the SGX Index
Underlier return:	With respect to each underlier: (final underlier value – initial underlier value) / initial underlier value
Initial underlier value:	With respect to the SVX Index: , which is the closing level of that underlier on the pricing date With respect to the SGX Index: , which is the closing level of that underlier on the pricing date
Final underlier value:	With respect to each underlier, the closing level of that underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.175(2) $0.05(3)	$9.775
Total	$	$	$	$

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.150 and $9.317 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 14 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Outperformance Jump Securities Based on the Performance of the S&P 500® Value Index Relative to the S&P 500® Growth Index due December 11, 2019

Principal at Risk Securities

Terms continued from previous page:
Closing level*:	With respect to each underlier, closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746V511 / US06746V5113
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of that underlier. In addition, the calculation agent will calculate the value to be used as the closing level of an underlier in the event of certain changes in or modifications to that underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†

Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the securities remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day with respect to either underlier or if a market disruption event occurs with respect to either underlier on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. Notwithstanding that the securities are linked to the relative performance of the underliers and not to the least or best performing underlier, the provisions set forth in the accompanying prospectus supplement under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” apply to the securities as if the two underliers were the group of two or more reference assets described in those provisions. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated March 30, 2018:

http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 14 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Investment Summary

Outperformance Jump Securities

Principal at Risk Securities

The Jump Securities Based on the Performance of the S&P 500® Value Index Relative to the S&P 500® Growth Index due December 11, 2019 (the “securities”) can be used to provide a fixed positive return equal to the fixed percentage if the SVX return is greater than or equal to the SGX return. If the SVX return is less than the SGX return, the securities are exposed on a 1:1 basis to the underperformance of the SVX Index relative to the SGX Index.

Maturity:	Approximately 53 weeks
Fixed percentage:	At least 13.00%. The actual fixed percentage will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities are for investors who seek an equity index-based return that reflects the relative, not the absolute, performance of the underliers and who are willing and able to risk their principal and forgo current income in exchange for the opportunity to receive a return equal to the fixed percentage if the SVX return is greater than or equal to the SGX return. Investors may lose their entire initial investment in the securities.

The following scenarios reflect the potential payment on the securities, if any, at maturity:

Upside Scenario	The SVX return is greater than or equal to the SGX return. In this case, at maturity, the securities pay the stated principal amount of $10 plus a positive return equal to the fixed percentage of at least 13.00%. The actual fixed percentage will be determined on the pricing date.
Downside Scenario	The SVX return is less than the SGX return. In this case, at maturity, the securities pay less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the amount by which the SVX return is less than the SGX return. For example, if the SVX return is 10% and the SGX return is 65%, the SVX return is 55% less than the SGX return and the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.

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Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the SVX return will be greater than or equal to the SGX return, and you are willing and able to accept the risk that, if the SVX return is less than the SGX return, you will lose some, and possibly all, of the stated principal amount.

▪	You are willing and able to accept the individual market risk of each underlier and you understand that the performance of the underliers is calculated on a relative basis and the performance of each underlier over the term of the securities could negatively affect your return.

▪	You are willing and able to accept the risks associated with an investment linked to the relative performance of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underliers, nor will you have any voting rights with respect to the securities composing the underliers.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the SVX return will be less than the SGX return, or you are unwilling or unable to accept the risk that, if it is, you will lose some, and possibly all, of the stated principal amount.

▪	You are unwilling or unable to accept the individual market risk of each underlier or the risk that the performance of the underliers is calculated on a relative basis and the performance of each underlier over the term of the securities could negatively affect your return.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the relative performance of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underliers.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Hypothetical fixed percentage:	13.00%. The actual fixed percentage will be determined on the pricing date.
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Jump Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the SVX return is greater than or equal to the SGX return, at maturity investors will receive the $10 stated principal amount plus a positive return equal to the hypothetical fixed percentage of 13.00%.

▪	For example, if the SVX return is -15% and the SGX return is -20%, then the SVX return exceeds the SGX return by 5% and at maturity investors would receive a return equal to the hypothetical fixed percentage of 13.00%, or $11.30 per security.

▪	If the SVX is 20% and the SGX is -30%, then the SVX return exceeds the SGX return by 50% and at maturity investors would receive a return equal to the hypothetical fixed percentage of 13.00%, or $11.30 per security, even though the relative return is greater than the fixed percentage.

▪	Downside Scenario. If the SVX return is less than the SGX return, at maturity investors will receive an amount that is less than the $10 stated principal amount by an amount proportionate to the amount by which the SVX return is less than the SGX return. Investors may lose their entire initial investment in the securities.

▪	For example, if the SVX return is 10% and the SGX return is 60%, then the SVX return is less than the SGX return by 50% and investors would lose 50% of their principal and receive only $5.00 per security at maturity, or 50% of the stated principal amount.

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What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underliers?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume, for each underlier, a hypothetical initial underlier value of 100.00 and a hypothetical fixed percentage of 13.00%. The hypothetical initial underlier value of 100.00 for each underlier has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value for either underlier. Please see “S&P 500® Value Index Overview” and “S&P 500® Growth Index Overview” below for recent actual values of the underliers. The actual initial underlier values and fixed percentage will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Relative Return	Payment at Maturity	Total Return on Securities
70.00%	$11.300	13.00%
60.00%	$11.300	13.00%
50.00%	$11.300	13.00%
40.00%	$11.300	13.00%
13.00%	$11.300	13.00%
30.00%	$11.300	13.00%
20.00%	$11.300	13.00%
10.00%	$11.300	13.00%
5.00%	$11.300	13.00%
0.00%	$11.300	13.00%
-0.01%	$9.999	-0.01%
-5.00%	$9.500	-5.00%
-10.00%	$9.000	-10.00%
-20.00%	$8.000	-20.00%
-30.00%	$7.000	-30.00%
-40.00%	$6.000	-40.00%
-50.00%	$5.000	-50.00%
-60.00%	$4.000	-60.00%
-70.00%	$3.000	-70.00%
-80.00%	$2.000	-80.00%
-90.00%	$1.000	-90.00%
-100.00%	$0.00	-100.00%

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Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The SVX return and the SGX return are each positive, and the SVX return is greater than the SGX return

Step 1: Calculate the underlier return for each underlier.

	S&P 500® Value Index	S&P 500® Growth Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	125.00	115.00

SVX return:

(final underlier value – initial underlier value) / initial underlier value = (125.00 – 100.00) / 100.00 = 25.00%

SGX return:

(final underlier value – initial underlier value) / initial underlier value = (115.00 – 100.00) / 100.00 = 15.00%

Step 2: Calculate the relative return based on the underlier return for each underlier.

The relative return is calculated as follows:

SVX return – SGX return = 25.00% – 15.00% = 10.00%

Therefore, the relative return is 10.00%.

Step 3: Calculate the payment at maturity.

Because the SVX return is greater than or equal to the SGX return, the payment at maturity is calculated as follows:

$10 + ($10 × fixed percentage)

= $10 + ($10 × 13.00%)

= $11.300

The total return on the securities is 13.00%, which is equal to the fixed percentage.

Example 2: The SVX return is positive, the SGX return is negative and the SVX return is greater than the SGX return

Step 1: Calculate the underlier return for each underlier.

	S&P 500® Value Index	S&P 500® Growth Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	120.00	90.00

SVX return:

(final underlier value – initial underlier value) / initial underlier value = (120.00 – 100.00) / 100.00 = 20.00%

SGX return:

(final underlier value – initial underlier value) / initial underlier value = (90.00 – 100.00) / 100.00 = -10.00%

Step 2: Calculate the relative return based on the underlier return for each underlier.

The relative return is calculated as follows:

SVX return – SGX return = 20.00% – (-10.00%) = 30.00%

Therefore, the relative return is 30.00%.

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Step 3: Calculate the payment at maturity.

Because the SVX return is greater than or equal to the SGX return, the payment at maturity is calculated as follows:

$10 + ($10 × fixed percentage)

= $10 + ($10 × 13.00%)

= $11.300

Even though the relative return is greater than the fixed percentage, your return is limited to the fixed percentage of 13.00%. The payment at maturity is equal to $11.300 per security, representing a 13.00% total return on the securities.

Example 3: The SVX return and the SGX return are each negative, and the SVX return is greater than the SGX return

Step 1: Calculate the underlier return for each underlier.

	S&P 500® Value Index	S&P 500® Growth Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	80.00	75.00

SVX return:

(final underlier value – initial underlier value) / initial underlier value = (80.00 – 100.00) / 100.00 = -20.00%

SGX return:

(final underlier value – initial underlier value) / initial underlier value = (75.00 – 100.00) / 100.00 = -25.00%

Step 2: Calculate the relative return based on the underlier return for each underlier.

The relative return is calculated as follows:

SVX return – SGX return = -20.00% – (-25.00%) = 5.00%

Therefore, the relative return is 5.00%.

Step 3: Calculate the payment at maturity.

Because the SVX return is greater than or equal to the SGX return, the payment at maturity is calculated as follows:

$10 + ($10 × fixed percentage)

= $10 + ($10 × 13.00%)

= $11.300

Even though the values of both underliers depreciated, the payment at maturity is equal to $11.300 per security, representing a 13.00% total return on the securities.

Example 4: The SVX return and the SGX return are each positive, and the SVX return is less than the SGX return

Step 1: Calculate the underlier return for each underlier.

	S&P 500® Value Index	S&P 500® Growth Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	105.00	125.00

SVX return:

(final underlier value – initial underlier value) / initial underlier value = (105.00 – 100.00) / 100.00 = 5.00%

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SGX return:

(final underlier value – initial underlier value) / initial underlier value = (125.00 – 100.00) / 100.00 = 25.00%

Step 2: Calculate the relative return based on the underlier return for each underlier.

The relative return is calculated as follows:

SVX return – SGX return = 5.00% – 25.00% = -20.00%

Therefore, the relative return is -20.00%.

Step 3: Calculate the payment at maturity.

Because the SVX return is less than the SGX return, the payment at maturity is calculated as follows:

$10 × (1 + relative return)

= $10 × (1 + -20%)

= $8.000

Even though the value of both underliers appreciated, the payment at maturity is equal to $8.000 per security, representing a -20.00% total return on the securities.

Example 5: The SVX return is negative, the SGX return is positive and the SVX return is less than the SGX return

Step 1: Calculate the underlier return for each underlier.

	S&P 500® Value Index	S&P 500® Growth Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	60.00	130.00

SVX return:

(final underlier value – initial underlier value) / initial underlier value = (60.00 – 100.00) / 100.00 = -40.00%

SGX return:

(final underlier value – initial underlier value) / initial underlier value = (130.00 – 100.00) / 100.00 = 30.00%

Step 2: Calculate the relative return based on the underlier return for each underlier.

The relative return is calculated as follows:

SVX return – SGX return = -40.00% – 30.00% = -70.00%

Therefore, the relative return is -70.00%.

Step 3: Calculate the payment at maturity.

Because the SVX return is less than the SGX return, the payment at maturity is calculated as follows:

$10 × (1 + relative return)

= $10 × (1 + -70%)

= $3.000

The payment at maturity is equal to $3.000 per security, representing a -70.00% total return on the securities.

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Example 6: The SVX return and the SGX return are each negative, and the SVX return is less than the SGX return

Step 1: Calculate the underlier return for each underlier.

	S&P 500® Value Index	S&P 500® Growth Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	40.00	80.00

SVX return:

(final underlier value – initial underlier value) / initial underlier value = (40.00 – 100.00) / 100.00 = -60.00%

SGX return:

(final underlier value – initial underlier value) / initial underlier value = (80.00 – 100.00) / 100.00 = -20.00%

Step 2: Calculate the relative return based on the underlier return for each underlier.

The relative return is calculated as follows:

SVX return – SGX return = -60.00% – (-20.00%) = -40.00%

Therefore, the relative return is -40.00%.

Step 3: Calculate the payment at maturity.

Because the SVX return is less than the SGX return, the payment at maturity is calculated as follows:

$10 × (1 + relative return)

= $10 × (1 + -40%)

= $6.000

The payment at maturity is equal to $6.000 per security, representing a -40.00% total return on the securities.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in either or both underliers or any of the securities composing the underliers. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the SVX return is less than the SGX return, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the amount by which the SVX return is less than the SGX return. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

▪	The potential return on the securities is limited to the fixed percentage. Any positive return on your securities will not exceed the fixed percentage, regardless of the relative return, which may be significant. If the relative return is greater than the fixed percentage, you will receive a lower return on the securities than you would have received if you had invested directly in a bullish (or long) position in the SVX Index and a bearish (or short) position in the SGX Index.

▪	The fixed percentage provides an enhanced return only for a limited range of relative returns. The fixed percentage enhances returns only when the SVX return is greater than or equal to the SGX return. Accordingly, if the SVX return is less than the SGX return or if the SVX return is greater than the SGX return by more than the fixed percentage, the fixed percentage will not enhance the return on the securities.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	The return on the securities is based on relative performance. The securities are linked to the performance of the SVX Index minus the performance of the SGX Index. As a result, the securities are affected by the relative, not the absolute, performance of the underliers. In order to receive a positive return on the securities, the SVX return must be greater than the SGX Index, regardless of whether those underlier returns are positive or negative. If the SVX return is less than the SGX return, you will lose some or all your initial investment in the securities even if both the SVX return and the SGX return are positive or both the SVX return and the SGX return are negative.

▪	You are exposed to the market risk of each underlier. Your return on the securities is not linked to a basket consisting of each underlier. Rather, it will be contingent upon the relative performance of the underliers. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlier. The performance of the underliers will be calculated on a relative basis, and the performance of each underlier over the term of the securities may negatively affect your return. For example, if the SVX return is negative and the SGX return is positive, your return on the securities will be lower than if the securities provided only bullish (or long) exposure to the SVX Index or only bearish (or short) exposure to the SGX Index.

▪	There is no assurance that the SVX Index, which represents a “value” investment strategy, will outperform the SGX Index, which represents a “growth” investment strategy. A value investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, there is no guarantee that undervalued stocks will appreciate or that undervalued stocks will perform better than “growth” stocks. In fact, the SGX Index outperformed the SVX Index in a range from 1% to 13% during 8 of the 10 calendar years from 2008 to 2017, and the SGX Index may continue to outperform the SVX Index during the term of the securities, perhaps to a significantly greater degree. Under these circumstances, you will lose some or all your initial investment in the securities.

▪	The methodology used to determine the composition of the underliers may not successful in identifying value and growth characteristics. The SVX Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth,

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sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). The SGX Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong growth characteristics and relatively weak value characteristics and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger growth characteristics and relatively weaker value characteristics). For additional information about the methodology used to determine the composition of the underliers, see “Annex — The S&P 500® Value Index and the S&P 500® Growth Index” in this pricing supplement. However, the value characteristics referenced by the selection methodology may not be accurate predictors of undervalued stocks, and the growth characteristics referenced by the selection methodology may not be accurate predictors of stocks with strong growth potential. In addition, the selection methodology for the SVX Index includes a significant bias against stocks with strong growth characteristics, and the selection methodology for the SGX Index includes a significant bias against stocks with strong value characteristics. There is no assurance that the SVX Index will be more representative of “value” stocks than any other index or strategy that seeks to track U.S. “value” stocks selected using other criteria, and there is no assurance that the SGX Index will be more representative of “growth” stocks than any other index or strategy that seeks to track U.S. “growth” stocks selected using other criteria.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Investing in the securities is not equivalent to investing in either or both underliers or the securities composing the underliers. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underliers.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The final underlier values are not based on the values of the underliers at any time other than the valuation date. The final underlier value for each underlier will be based solely on the closing level of that underlier on the valuation date and the payment at maturity will be based solely on the final underlier value of each underlier as compared to the initial underlier value of that underlier. Therefore, if the value of the SVX Index has declined as of the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the final underlier value of that underlier been determined at a time prior to such decline or after the value of that underlier has recovered. Similarly, if the value of the SGX Index has increased as of the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the final underlier value of that underlier been determined at a time prior to such increased or after the value of that underlier has fallen. Although the value of an underlier on the maturity date or at other times during the term of your securities may be higher or lower than the closing level of that underlier on the valuation date, you will not benefit from the value of the underliers at any time other than on the valuation date.

▪	Adjustments to the underliers could adversely affect the value of the securities. The publisher of each underlier may discontinue or suspend calculation or publication of that underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underliers and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value of the SVX Index and/or decrease the initial underlier value of the SGX Index. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the values of the underliers on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of each underlier;

o	dividend rates on the securities composing the underliers;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underliers and that may affect the final underlier values; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Value Index Overview” and “S&P 500® Growth Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other

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affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an underlier is to be determined; if an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the securities; and calculating the value of an underlier on any date of determination in the event of certain changes in or modifications to that underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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▪

S&P 500® Value Index Overview

The SVX Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). For more information about the SVX Index, see “Annex — The S&P 500® Value Index and the S&P 500® Growth Index” below.

Information about the SVX Index as of market close on November 15, 2018:

Bloomberg Ticker Symbol:	SVX	52 Week High:	1,195.51
Current Closing Level:	1,088.49	52 Week Low:	1,053.92
52 Weeks Ago (11/16/2017):	1,067.47

The following table sets forth the published high, low and period-end closing levels of the SVX Index for each quarter for the period of January 2, 2013 through November 15, 2018. The associated graph shows the closing levels of the SVX Index for each day in the same period. The closing level of the SVX Index on November 15, 2018 was 1,088.49. We obtained the closing levels of the SVX Index from Bloomberg Professional® service, without independent verification. Historical performance of the SVX Index should not be taken as an indication of future performance. Future performance of the SVX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SVX Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SVX Index will not result in a loss on your initial investment.

S&P 500® Value Index	High	Low	Period End
2013
First Quarter	731.54	671.77	731.54
Second Quarter	776.74	718.36	751.54
Third Quarter	800.62	753.37	775.69
Fourth Quarter	846.60	765.00	846.60
2014
First Quarter	860.39	793.81	860.39
Second Quarter	900.02	840.86	894.47
Third Quarter	911.42	868.99	891.11
Fourth Quarter	941.10	843.94	927.97
2015
First Quarter	937.94	885.53	915.87
Second Quarter	944.41	910.94	912.40
Third Quarter	932.16	810.10	831.71
Fourth Quarter	906.50	831.13	876.09
2016
First Quarter	892.21	788.67	888.95
Second Quarter	925.40	872.90	917.96
Third Quarter	950.18	909.11	938.80
Fourth Quarter	1,015.67	908.36	1,001.12
2017
First Quarter	1,057.51	999.64	1,027.88
Second Quarter	1,045.55	1,005.44	1,037.13
Third Quarter	1,066.46	1,023.46	1,066.46
Fourth Quarter	1,132.27	1,067.47	1,126.98

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S&P 500® Value Index	High	Low	Period End
2018
First Quarter	1,195.51	1,053.92	1,080.05
Second Quarter	1,112.31	1,057.58	1,088.21
Third Quarter	1,164.96	1,086.58	1,144.50
Fourth Quarter (through November 15, 2018)	1,153.17	1,057.62	1,088.49

SVX Index Historical Performance— January 2, 2013 to November 15, 2018

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P 500® Growth Index Overview

The SGX Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and relatively weak growth characteristics (determined by reference to (1) book-growth-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger growth characteristics and relatively weaker value characteristics). For more information about the SGX Index, see “Annex — The S&P 500® Value Index and the S&P 500® Growth Index” below.

Information about the SGX Index as of market close on November 15, 2018:

Bloomberg Ticker Symbol:	SVX	52 Week High:	1,785.51
Current Closing Level:	1,614.74	52 Week Low:	1,486.82
52 Weeks Ago (11/16/2017):	1,486.82

The following table sets forth the published high, low and period-end closing levels of the SGX Index for each quarter for the period of January 2, 2013 through November 15, 2018. The associated graph shows the closing levels of the SGX Index for each day in the same period. The closing level of the SGX Index on November 15, 2018 was 1,614.74. We obtained the closing levels of the SGX Index from Bloomberg, without independent verification. Historical performance of the SGX Index should not be taken as an indication of future performance. Future performance of the SGX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SGX Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SGX Index will not result in a loss on your initial investment.

S&P 500® Growth Index	High	Low	Period End

2013
First Quarter	828.71	777.71	828.71
Second Quarter	883.07	814.51	845.37
Third Quarter	915.44	850.64	897.00
Fourth Quarter	992.47	880.67	992.47
2014
First Quarter	1,019.91	939.68	1,002.33
Second Quarter	1,056.44	964.97	1,056.21
Third Quarter	1,090.63	1,031.46	1,072.23
Fourth Quarter	1,140.15	1,009.73	1,121.62
2015
First Quarter	1,175.75	1,093.65	1,144.69
Second Quarter	1,179.05	1,139.20	1,143.56
Third Quarter	1,195.28	1,052.85	1,083.67
Fourth Quarter	1,199.09	1,088.31	1,163.70
2016
First Quarter	1,167.29	1,035.44	1,164.94
Second Quarter	1,186.13	1,119.47	1,171.76
Third Quarter	1,235.45	1,171.50	1,222.53
Fourth Quarter	1,242.25	1,168.78	1,223.02
2017
First Quarter	1,326.37	1,232.63	1,321.84
Second Quarter	1,399.53	1,305.62	1,374.37
Third Quarter	1,441.37	1,365.15	1,441.37
Fourth Quarter	1,550.88	1,444.71	1,533.38

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S&P 500® Growth Index	High	Low	Period End
2018
First Quarter	1,667.73	1,500.96	1,557.68
Second Quarter	1,683.61	1,520.76	1,633.76
Third Quarter	1,779.52	1,630.11	1,779.52
Fourth Quarter (through November 15, 2018)	1,785.51	1,583.76	1,614.74

SGX Index Historical Performance— January 2, 2013 to November 15, 2018

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Historical Performance of the Underliers

The following graph sets forth the historical performance of the SVX Index and the SGX Index from January 2, 2013 through November 15, 2018, based on the closing levels of the underliers. For comparison purposes, each underlier has been normalized to have a closing level of 100.00 on January 2, 2013 by dividing the closing level of that underlier on each day by the closing level of that underlier on January 2, 2013 and multiplying by 100.00. Historical performance of the underliers should not be taken as an indication of future performance. Future performance of the underliers may differ significantly from historical performance, and no assurance can be given as to the closing level of either underlier during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the underliers will not result in a loss on your initial investment.

Historical Performance of the SVX Index and the SGX Index— January 2, 2013 to November 15, 2018

PAST PERFORMANCE OF THE UNDERLIERS IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid financial contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any

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amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

We expect that delivery of the securities will be made against payment for the securities on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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Annex — The S&P 500® Value Index and the S&P 500® Growth Index

We have derived all information contained in this pricing supplement regarding the SVX Index and the SGX Index (each, an “Index” and together the “Indices”), including, without limitation, their make-up, methods of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). Each Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Indices.

The SVX Index and SGX Index are reported by Bloomberg, L.P. under the ticker symbols “SVX” and “SGX,” respectively.

Each Index is a subset of the S&P 500® Index and is a float-adjusted market-capitalization weighted index. S&P Dow Jones allocates the complete float-adjusted market capitalization of the companies included in the S&P 500® Index between the SVX Index and the SGX Index based on an assessment of those companies’ respective value and growth characteristics. The market capitalization of companies exhibiting the strongest value characteristics relative to their respective growth characteristics is allocated to the SVX Index (approximately 33% of the market capitalization of the S&P 500® Index), and the market capitalization of companies exhibiting the strongest growth characteristics relative to their respective value characteristics (approximately 33% of the market capitalization of the S&P 500® Index) is allocated to the SGX Index. The market capitalization of the remaining companies included in the S&P 500® Index is split between the SVX Index and the SGX Index, with more of the market capitalization of companies exhibiting stronger value characteristics relative to their respective growth characteristics being allocated to the SVX Index and more of the market capitalization of companies exhibiting the stronger growth characteristics relatively to their respective value characteristics being allocated to the SGX Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the S&P 500® Index and, effective March 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500® Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

Index Construction

Each Index is derived from its parent index, the S&P 500® Index, and cannot have a constituent that is not also a member of the S&P 500® Index.

Style Factors. The SGX Index and the SVX Index measure value and growth along two separate dimensions, with three factors each used to measure value and growth. The list of factors used is outlined in the table below.

Value Factors	Growth Factors
Book value to price ratio	Three-year change in earnings per share (excluding extra items) over price per share
Earnings to price ratio	Three-year sales per share growth rate
Sales to price ratio	Momentum (12-month % price change)

•	If book value to price ratio, earnings to price ratio, or sales to price ratio is not available then such factor is set equal to zero.

•	If earnings from three years prior are not available, two-year change in earnings per share (excluding extra items) over price per share is used. If earnings from two years prior are not available, one-year change in earnings per share (excluding extra items) over price per share is used. If earnings from one year prior are not available, the factor is set equal to zero. If the starting values is less than zero, the score is multiplied by a factor of negative 1.

•	If sales from three years prior are not available, two-year sales per share growth rate is used. If sales from two years prior are not available, one-year sales per share growth rate is used. If sales from one year prior are not available, the factor is set equal to zero. If the starting values is less than zero, the score is multiplied by a factor of negative 1.

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•	If there is not enough trading history to calculate 12-month momentum then the momentum factor is calculated from the stock’s listing date.

Style Scores. Raw values for each of the above factors are calculated by S&P Dow Jones for each company in the S&P Total Market Index universe. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad U.S. equity market, including large-, mid-, small- and micro-cap stocks. The S&P Total Market Index includes all constituents of the S&P 500® Index.

These raw values are first “winsorized” (a statistical tool used to minimize the influence of outliers in data) to the 90th percentile and then standardized by dividing the difference between each company’s raw score and the mean of the entire set by the standard deviation of the entire set. A “value score” for each company is computed as the average of the standardized values of the three value factors. Similarly, a “growth score” for each company is computed as the average of the standardized values of the three growth factors. At the end of this step each company has a value score and a growth score.

Establishing Style Baskets. Companies within the S&P 500® Index are then ranked based on their value and growth scores. A company with a high growth score would have a higher “growth rank”, while a company with a low value score would have a lower “value rank.” For example, the S&P 500® Index constituent with the highest value score would have a value rank of 1, while the constituent with the lowest value score would have a value rank of 500.

The companies within the S&P 500® Index are then sorted in ascending order by the ratio their growth rank to their value rank. The companies at the top of the list have a higher growth rank (or higher growth score) and a lower value rank (or lower value score) and, therefore, exhibit pure growth characteristics. The companies at the top of the list, comprising 33% of the total index market capitalization, are included in the “growth basket.”

The companies at the bottom of the list have a higher value rank (or higher value score) and a lower growth rank (or lower growth score) and, therefore, exhibit pure value characteristics. The companies at the bottom of the list, comprising 33% of the total index market capitalization, are included in the “value basket.”

The companies in the middle of the list have similar growth ranks and value ranks and, therefore, exhibit neither pure growth nor pure value characteristics. The companies in the middle of the list, comprising 34% of the total index market capitalization, are included in the “blended basket.”

Value and Growth Indices. The style baskets described above are the starting points for the Indices’ construction. 100% of the float market capitalization of a company in the value basket is assigned to the SVX Index, and 100% of the float market capitalization of a company in the growth basket is assigned to the SGX Index.

The middle 34% of float market capitalization consists of companies that have similar value and growth ranks. The market capitalization of these companies that are in the blended basket is distributed between the SVX Index and the SGX Index based on their distances from the midpoint of the value basket and the midpoint of the growth basket. The midpoint of each style basket is calculated as the average of value scores and growth scores of all companies in that style basket.

Based on back-tested results, the total market capitalization is approximately equally divided among the SVX Index and the SGX Index. However, there is no mathematical procedure employed to force equal market capitalization for the SVX Index and the SGX Index, since price movements of constituent stocks would result in inequality immediately following any reconstitution. Therefore, the future allocation of the market capitalization to the Indices may not be equal.

Each Index is calculated following S&P Dow Jones’ modified market capitalization-weighted, divisor-based index methodology. Corporate actions and index changes are implemented in the same manner as for other market capitalization-weighted indices. See “Indices—The S&P U.S. Indices” in the accompanying index supplement for additional information.

Maintenance of the Indices

Rebalancing. Each Index is rebalanced once a year in December. The rebalancings occur after the close on the third Friday of December. The reference date for value and growth expressions is after the close of the last trading date of the previous month.

Style scores, float market-capitalization weights and value and growth midpoint averages are reset only once a year at the December rebalancing.

Other changes to the Indices are made on an as-needed basis, following the guidelines of the S&P 500® Index. Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced for the S&P 500® Index two-to-five days before they are scheduled to be implemented.

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Corporate Actions and Other Adjustments

S&P 500® Index Action	Adjustment Made to the Relevant Index	Divisor Adjustment?
Constituent Change	If the index constituent being dropped is a member of the relevant Index, it is removed from such Index. The replacement stock will then be added to either the SVX Index or the SGX Index (or both) based on its growth/value rank, and S&P Dow Jones will announce the percent of float market capitalization of the replacement stock to be added to the SVX Index and the SGX Index via its data-delivery platform (SPICE). The percent of float market capitalization of the constituent in each Index for the replacement stock is calculated using GICS industry-level averages for stocks outside the S&P Composite 1500 index other than spin-offs, and such percentage will be based on old values for inter-index moves.	Yes
Share Changes Between Quarterly Share Adjustments	Share count follows the S&P 500® Index share count.	Yes
Quarterly Share Changes	Share count follows the S&P 500® Index share count. In addition, the new percent of float market capitalization in each Index and each Index changes for all constituent stocks at the December rebalancing. These will be pre-announced in a manner similar to quarterly share changes.	Yes
Spin-off	Index membership follows the S&P 500® Index. The “child stock” is assigned the same percent of float market capitalization in each Index as its “parent stock.”	No

See “Indices—The S&P U.S. Indices” in the accompanying index supplement for the treatment of other corporate actions.

Index Governance

Each Index is supervised by the S&P U.S. Index Committee (the “Index Committee”). The Index Committee will, from time to time, consult practitioners and academics to keep index methodology current and relevant.

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